Exhibit 23.3

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Simmons First National Corporation (the Company) of our report dated February 27, 2019, on our audits of the consolidated financial statements of the Company as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. We also consent to the incorporation by reference of our report dated February 27, 2019, on our audit of the internal control over financial reporting of the Company as of December 31, 2018, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. We also consent to the reference to our firm under the caption “Experts” in the proxy statement/prospectus included in the Registration Statement.

/s/ BKD, LLP

Little Rock, Arkansas

September 13, 2019